Exhibit 10.3

July 9, 2020

Byrne Mulrooney

c/o Korn Ferry

1900 Avenue of the Stars, Suite 2600

Los Angeles, CA 90067

Re:

Employment Letter dated as of June 26, 2014 between Korn Ferry (“Korn Ferry”) and Byrne Mulrooney, as amended by any changes made to certain terms described therein but not documented as formal amendments to the terms thereof (“Employment Letter”) and the Letter Agreement dated as of April 14, 2020

Dear Byrne:

Reference is made to the Letter Agreement, dated April 14, 2020, between you and Korn Ferry, which amended the applicable terms and conditions of your Employment Letter (the “Employment Letter Amendment”). This letter amends the Employment Letter Amendment by deleting the reference to “August 31, 2020” and substituting in its stead “December 31, 2020”, having the effect of extending the temporary reduction of your annual rate of base salary described in the Employment Letter Amendment through December 31, 2020. It is agreed that the extension of the temporary salary reduction above shall not, alone, be a basis for Good Reason or any constructive termination claim and does not constitute Good Reason under your Employment Letter. Except as expressly modified by this letter, the terms and conditions set forth in the Employment Letter and the Employment Letter Amendment remain in full force and effect and are incorporated herein by reference.

Please indicate your acceptance of this letter agreement amending your Employment Letter and the Employment Letter Amendment by signing and dating a copy of this letter agreement in the spaces provided below and returning such signed and dated copy to me. I thank you for your continued commitment to Korn Ferry.

Sincerely,

/s/ Jonathan Kuai
Jonathan Kuai

ACCEPTED AND AGREED TO:

/s/ Byrne Mulrooney	July 9, 2020
Byrne Mulrooney	Date of Signature